EXHIBIT 2.1


                    STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), made and entered into as of this 19th day of January, 1999, by and between Edward B. Brooks, Jr. (a.k.a. E. B. Brooks, Jr.), a resident of Dallas, Texas; Charles V. W. Brooks, a resident of The Woodlands, Texas; Carol Brady, a resident of Dallas, Texas; Rebecca B. Feldt, a resident of Dallas, Texas; and Debra Brooks Garrett, a resident of Dallas, Texas; (collectively, the "Sellers") and H. Wayne Gifford, a resident of Dallas, Texas; Charles B. Humphrey, a resident of Dallas, Texas; Johnathan M. Hill, a resident of Dallas, Texas; Fred Oliver, a resident of Dallas, Texas; David Tyrrell, a resident of Dallas, Texas; Clay Moore, a resident of Dallas, Texas; Sheila Irons, individually and as Trustee of the Humphrey Children's Trust, a resident of Carrollton, Texas; and Katherine R. Murphy, a resident of Rowlett, Texas (collectively, the "Purchasers").

                       W I T N E S S T H:

     WHEREAS, the Sellers are the record and beneficial owner of 2,973,000 shares, or 70.050847%, of the issued and outstanding shares of common stock of Gladstone Resources, Inc., a Washington corporation (the "Company").

     WHEREAS, Sellers have agreed to sell to Purchasers, and Purchasers have agreed to purchase from Sellers, all of the shares of the common stock of the Company owned by the Sellers;

     NOW, THEREFORE, for and in consideration of the premises and mutual undertakings and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. SALE OF STOCK. Upon and subject to the terms and conditions set forth in this Agreement, Sellers hereby sell, assign, transfer and deliver to Purchasers good and valid title to Two
Million Nine Hundred Seventy-three Thousand (2,973,000) shares, or 70.050847%, of the issued and outstanding common stock of the Company (the "Shares") at the agreed aggregate purchase price of Three Hundred Fifteen Thousand Two Hundred Twenty-nine Dollars and Eighty-three Cents ($315,229.83), or $ .1060 per Share. The respective numbers of the Shares to be sold and delivered by each Seller and the respective portion of the aggregate purchase price to be received by each Seller are set forth on the signature pages hereto. Sellers hereby deliver to Purchasers stock certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents. Purchasers hereby acknowledge receipt of the stock certificates evidencing the Shares, duly endorsed in blank and in proper form for transfer.

     2. PURCHASE PRICE AND CONSIDERATION. In consideration of Sellers' conveyance to the Purchasers of the Shares, Purchasers have concurrently, with the execution of this Agreement paid to Sellers the aggregate sum of Three Hundred Fifteen Thousand Two Hundred Twenty-nine Dollars and Eighty-three Cents ($315,229.83) in the form of separate checks. The respective number of Shares to be purchased and delivered to each Purchaser and the respective portion of

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the aggregate purchase price to be paid by each Purchaser are set forth on the signature pages hereto.

     3. REPRESENTATION AND WARRANTIES OF SELLERS. Sellers hereby, jointly and severally, represent and warrant unto each of the Purchasers as follows:

          a. AUTHORIZATION OF TRANSACTION. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions. None of the Sellers is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other person or entity in order to consummate the transactions contemplated by this Agreement.

          b. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any of the Sellers are subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Sellers are a party, or by which any of the Sellers are bound, or to which any of the Sellers' assets are subject.

          c. NO BROKERS' FEE. None of the Sellers have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          d. SHARES. Each of the Sellers holds of record and own beneficially all of the issued and outstanding Shares set forth opposite his name on the signature pages hereto, free and clear of any restrictions on transfer (other than any restrictions under federal and state securities laws), taxes, security interests, encumbrances, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind or character. None of the Sellers is a party to any option, warrant, purchase right or other contract or commitment that could require any of the Sellers to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement). None of the Sellers are a party to any shareholders agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

          e. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of 6,000,000 shares of common stock, with no par value, of which 4,244,060 shares of common stock are issued and outstanding. The stated value for all outstanding shares is $150,000. The Company does not have any form of shareholder rights or "poison pill" plan in effect.

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          f.   SEC DOCUMENTS. None of the filings made by the Company with the Securities and Exchange Commission ("SEC") between December
     31, 1997 and the date hereof (collectively, the "SEC Documents") contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. The SEC Documents constitute all of the documents that the Company was required by applicable securities laws and regulations to file with the SEC since December 31, 1997. The financial statements of the Company included in the SEC Documents were prepared in accordance with generally accepted accounting principles ("GAAP") and fairly present, in all material respects in accordance with GAAP, the financial condition and results of operations and changes in financial position as of the dates thereof.

          g. NO MATERIAL CHANGES. Except as disclosed in any SEC Document, since December 31, 1997 there has not been any material adverse change in the condition (financial or otherwise), earnings, assets, liabilities (contingent or otherwise), properties, business or operations of the Company.

          h. REPRESENTATIONS OF PURCHASERS. Each Purchaser hereby, jointly and severally, represents that he is acquiring the Shares for investment and not with a view to distribution or resale, and none of the Shares received by Purchasers will be sold or transferred unless (i) such sale is registered in accordance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws or (ii) the Company receives an opinion of or satisfactory to counsel for the Company that registration under the Act and such securities laws is not required.

     4.   MISCELLANEOUS.

          a. ENTIRE AGREEMENT. This document sets forth the entire agreement and understanding between the parties hereto relating to the subject matter described herein and merges and supersedes all prior and contemporaneous discussions and documents relating thereto.

          b. FURTHER DOCUMENTS. Following the execution hereof, to the extent deemed reasonably necessary, the parties shall execute and deliver all such additional documents or instruments as shall be necessary or appropriate to carry out the intent of this Agreement.

          c. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

          d. HEADINGS. Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions hereof.

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          e.   COUNTERPARTS.  This Agreement may be executed in any
     number of counterparts, each of which shall constitute together but one and the same instrument.

          f.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
     Warranties and representations contained herein shall survive the sale of the Shares.

          g. GOVERNING LAW; VENUE. The validity, construction and enforcement of this Agreement shall be governed in all respect by the laws of the State of Texas without reference to applicable conflict of law provisions. Venue for any action brought with respect to this Agreement shall be solely in Dallas County, Texas.

          h. GENDER. Pronouns in masculine gender shall be construed to include any other gender, unless the context otherwise requires.


                              SELLERS:


Address:                      ______________________________
5646 Milton                   EDWARD B. BROOKS, JR.
228 Meadows Bldg.             (a.k.a. E. B. BROOKS, JR.)
Dallas, Texas  75206          (Shares Sold: 1,910,000;
                              Purchase Price Received:
                              $202,518.99)


Address:                      ______________________________
2829 South Log Run Circle     CHARLES V. W. BROOKS
The Woodlands, Texas  77380   (Shares Sold: 10,000;
                              Purchase Price Received: $1,060.31)


Address:                      ______________________________
c/o Ted Brooks, Jr.           CAROL BRADY
5646 Milton                   (Shares Sold: 351,000;
228 Meadows Bldg.             Purchase Price Received: 37,216.84)
Dallas, Texas  75206


Address:                      _______________________________
c/o Ted Brooks, Jr.           REBECCA B. FELDT
5646 Milton                   (Shares Sold: 351,000;
228 Meadows Bldg.             Purchase Price Received: 37,216.84)
Dallas, Texas  75206

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Address:                      ________________________________
c/o Ted Brooks, Jr.           DEBRA BROOKS GARRETT
5646 Milton                   (Shares Sold: 351,000;
228 Meadows Bldg.             Purchase Price Received:
                              $37,216.84)
Dallas, Texas  75206

                              PURCHASERS:


Address:                      _________________________________
4625 Greenville Ave.          H. WAYNE GIFFORD
Suite 202                     (Shares Purchased: 156,474;
Dallas, TX  75206             Purchase Price Paid: $16,591.04)



Address:                      _________________________________
3500 Oak Lawn Ave.            CHARLES B. HUMPHREY
Suite 590, LB 49              (Shares Purchased: 977,961;
Dallas, TX  75219             Purchase Price Paid: $103,694.03)



Address:                      _________________________________
3506 Grenada                  JOHNATHAN M. HILL
Dallas, TX  75205             (Shares Purchased: 977,961;
                              Purchase Price Paid: $103,694.03)



Address:                      _________________________________
4625 Greenville Ave.          FRED OLIVER
Suite 205                     (Shares Purchased: 234,711;
Dallas, TX  75206             Purchase Price Paid: $24,886.57)



Address:                      _________________________________
4625 Greenville Ave.          DAVID TYRRELL
Suite 203                     (Shares Purchased: 195,592;
Dallas, TX  75206             Purchase Price Paid: $20,738.80)

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Address:                      _________________________________
6440 N. Central Exp.          CLAY MOORE
Suite 620                     (Shares Purchased: 78,237;
Dallas, TX  75206             Purchase Price Paid: $8,295.52)



Address:                      _________________________________
3500 Oak Lawn Ave.            HUMPHREY CHILDREN'S TRUST
Suite 590, LB 49              Sheila Irons, Trustee
Dallas, TX  75219             (Shares Purchased: 195,592;
                              Purchase Price Paid: $20,738.80)


Address:                      _________________________________
2212 Salem                    SHEILA IRONS
Carrollton, Texas  75006      (Shares Purchased: 78,237;
                              Purchase Price Paid: $8,295.52)


Address:                      _________________________________
2005 Faulkner Drive           KATHERINE R. MURPHY
Rowlett, Texas  75088         (Shares Purchased: 78,237;
                              Purchase Price Paid: $8,295.52)

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